AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
TXO ENERGY GP, LLC
This Amended and Restated Certificate of Formation of TXO Energy GP, LLC, a Delaware limited liability company, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. § 18-202, to amend and restate the original Certificate of Formation of the limited liability company, which was filed on November 9, 2022 with the Secretary of State of the State of Delaware (the “Certificate”).
The Certificate is hereby amended and restated in its entirety to read as follows:
        FIRST: The name of the limited liability company (the “Company”) is:

    TXO Partners GP, LLC

        SECOND: The address of the registered office and the name and the address of the registered agent of the Company required to be maintained by Section 18-104 of the Act are:

            Capitol Services, Inc.
            108 Lakeland Ave.
            Dover, Delaware 19901
            Kent County

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation this 8th day of May, 2023.

                             By: /s/ Brent W. Clum
                            Name: Brent W. Clum
                            Title: Authorized Person

US-DOCS\121747900.1
RLF1 24975808v.2
|US-DOCS\126270635.2||